                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                           THE 3DO COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                THE 3DO COMPANY

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

TO OUR STOCKHOLDERS:

I am pleased to invite you to attend the annual meeting of stockholders of The 3DO Company as detailed below:

TIME                      3:00 p.m. on Wednesday, September 22, 1999
PLACE                     Summerfield Suites Hotel
                          400 Concourse Drive
                          Belmont, California
ITEMS OF BUSINESS         1.  To re-elect one director.

                          2.  To approve an amendment to 3DO's Restated Certificate of
                              Incorporation to increase the authorized number of shares of
                              Common Stock from 50,000,000 to 125,000,000 in order to
                              accommodate future general corporate purposes including
                              potential acquisitions and financings.

                          3.  To approve an increase in the number of shares of Common
                              Stock reserved for issuance under the 1993 Incentive Stock
                              Plan by 7,900,000 shares in order to replenish shares
                              previously approved by stockholders for issuance under the plan that were reallocated and issued in conjunction with
                              3DO's public stock offering in July 1999.

                          4.  To confirm the appointment of independent auditors

                          5.  To transact any other business that may properly come before the meeting.
                          These items are more fully described in the accompanying Proxy
                          Statement.
RECORD DATE               You are entitled to vote if you were a stockholder at the close of business on July 22, 1999.
VOTING BY PROXY           To assure your representation at the meeting, you are urged to sign and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope that has been provided.

Your vote is important. Whether or not you plan to attend the meeting, please complete, sign, date and promptly return the enclosed proxy in the envelope provided. You may revoke your proxy at any time prior to the annual meeting. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

                                          By order of the Board of Directors

                                          /s/ W. M. (TRIP) HAWKINS III

                                          W. M. (Trip) Hawkins III
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Redwood City, California
August 17, 1999

                                THE 3DO COMPANY

                                ----------------

                            PROXY STATEMENT FOR 1999
                         ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed Proxy is solicited on behalf of the Board of Directors of The 3DO Company, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held Wednesday, September 22, 1999, at 3:00 p.m., local time, or at any adjournment thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Summerfield Suites Hotel, 400 Concourse Drive, Belmont, California 94002. 3DO's principal executive offices are located at 600 Galveston Drive, Redwood City, CA 94063. 3DO's telephone number is (650) 261-3000.

    These proxy solicitation materials were mailed on or about August 17, 1999, to all stockholders entitled to vote at the Annual Meeting.

RECORD DATE AND SHARE OWNERSHIP

    Stockholders of record at the close of business on July 22, 1999, are entitled to notice of the meeting and to vote at the meeting. At the record date, 25,710,482 shares of 3DO's Common Stock were issued and outstanding and held of record by approximately 765 stockholders.

SOLICITATION OF PROXIES

    This solicitation of proxies is made by 3DO, and all related costs will be borne by 3DO. In addition, 3DO may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegraph, or personal solicitations by directors, officers, or employees of 3DO. No additional compensation will be paid for any such services.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of 3DO a written notice of revocation, or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

VOTING PROCEDURE

    Each stockholder is entitled to one vote for each share held by such stockholder on July 22, 1999. Shares of Common Stock may not be voted cumulatively. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes.

    The director will be elected by a plurality of the affirmative votes cast by those shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Approval of an amendment to the Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock requires the affirmative vote of a majority of the shares outstanding on the Record Date. Approval of an increase in the number of shares reserved for issuance under the 1993 Incentive Stock Plan and the ratification of the appointment of KPMG LLP as 3DO's independent auditors for the fiscal year ending

March 31, 2000, require the affirmative vote of a majority of those shares present in person or represented by proxy.

    3DO's bylaws provide that the holders of a majority of 3DO's Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

    Proposals of stockholders of 3DO that are intended to be presented by such stockholders at 3DO's 2000 Annual Meeting of Stockholders must be received by 3DO no later than April 15, 2000, in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

CERTAIN KNOWN STOCKHOLDERS

    The following table sets forth certain information known to 3DO with respect to beneficial ownership of 3DO's Common Stock as of May 31, 1999, by

    - each stockholder known by 3DO to be the beneficial owner of more than 5% of 3DO's Common Stock,

    - each director,

    - 3DO's Chief Executive Officer and 3DO's four other most highly compensated executive officers serving in that capacity as of March 31, 1999, and

    - all executive officers and directors as a group.

                                                                          SHARES BENEFICIALLY OWNED (1)
                                                                        ----------------------------------
FIVE PERCENT STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS                   NUMBER            PERCENT
----------------------------------------------------------------------  ------------------   -------------
W. M. (Trip) Hawkins III..............................................           6,352,736(2)        24.9%
  600 Galveston Drive
  Redwood City, California 94063

J & W Seligman & Co., Incorporated....................................           3,232,300          12.7%
  New York, New York 10017

William A. Hall.......................................................              54,183(3)      *

H. William Jesse, Jr..................................................              44,333(4)      *

Hugh C. Martin........................................................              41,667(5)      *

John Adams............................................................              36,485(6)      *

James Alan Cook.......................................................             501,085(7)         2.0%

Stephen E. Fowler.....................................................             176,617(8)      *

Richard J. Hicks III..................................................              75,717(9)      *

All executive officers and directors as a group (9 persons)...........           7,347,950(10)        28.8%

------------------------

*Less than 1%.

 (1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons and entities named in the table have sole voting and sole investment power with respect to all shares of Common Stock beneficially owned. As of May 31, 1999, there were 25,540,242 shares of common stock outstanding. This number does not include shares of treasury stock.

 (2) Includes 1,215,833 shares subject to an option exercisable within 60 days of June 30, 1999. Does not include 1,400,000 shares of common stock that Mr. Hawkins purchased in the July 1999 public offering.

 (3) Includes 43,333 shares subject to an option exercisable within 60 days of June 30, 1999.

 (4) Includes 38,333 shares subject to an option exercisable within 60 days of June 30, 1999.

 (5) Includes 41,667 shares subject to an option exercisable within 60 days of June 30, 1999.

 (6) Includes 35,667 shares subject to an option exercisable within 60 days of June 30, 1999.

 (7) Includes 491,167 shares subject to an option exercisable within 60 days of June 30, 1999.

 (8) Includes 173,166 shares subject to an option exercisable within 60 days of June 30, 1999.

 (9) Includes 70,917 shares subject to an option exercisable within 60 days of June 30, 1999.

 (10) Includes shares held beneficially by executive officers and directors as shown in the foregoing table.

                                  PROPOSAL ONE
                             REELECTION OF DIRECTOR

    One director is to be elected at the Annual Meeting. 3DO's Restated Certificate of Incorporation provides for a classified Board of Directors so that, as nearly as possible, one-third of 3DO's Board of Directors is elected each year to serve a three-year term. Currently, the Board of Directors consists of four directorships with staggered terms expiring at the forthcoming Annual Meeting and at the Annual Meetings of Stockholders in 2000 and 2001. William A. Hall is the only director whose term as a director expires at the forthcoming Annual Meeting. Mr. Hall has been nominated by the Board of Directors for reelection as a director at the forthcoming Annual Meeting for a term which will expire at the 2002 Annual Meeting of Stockholders. Mr. Hall was previously elected by the stockholders. If Mr. Hall is elected as a director at the 1999 Annual Meeting of Stockholders, he will serve until his successor has been duly elected and qualified.

                                                                                                DIRECTOR
NAME OF NOMINEE              AGE     COMPANY POSITION                                             SINCE
------------------------     ---     ---------------------------------------------------------  ---------
William A. Hall(1)(2)            67  Director                                                        1997

------------------------

(1) Member of Compensation Committee.

(2) Member of Audit Committee.

    WILLIAM A. HALL has been a director since June 1997. He founded Sight & Sound Distributing Company in December 1984 and has been its President and Chief Executive Officer since that time. Since 1988 he has also been owner of W.A.H. Management/Consulting, and since 1993 he has been Vice Chairman and majority stockholder of U.S. Animation, Inc. He has been a partner in Lincolnshire Management, Inc. since June 1994. Mr. Hall is also a director of Chromium Graphics, Inc.; Credentials (TRW Credit); Northword Press; and Lincolnshire Management, Inc. Mr. Hall's term as a director expires at the 1999 Annual Meeting of Stockholders.

REQUIRED VOTE

    Those nominees receiving the greatest number of votes cast (although not necessarily a majority of the votes cast) at the Annual Meeting will be elected to the Board of Directors. Accordingly, directions to withhold authority and broker non-votes will have no effect on the outcome of the vote. 3DO's Restated Certificate of Incorporation does not allow for cumulative voting in the election of directors. A stockholder executing the enclosed proxy may vote for the nominee or may withhold such vote from the nominee. In each case where the stockholder has appropriately specified how the proxy is to be voted, it will be voted in accordance with such stockholder's specifications. Although it is not contemplated that the nominee will become unable to serve prior to the Annual Meeting, the person named on the enclosed proxy will have the authority to vote for the election of any nominee designated by the Board to fill the vacancy.

       THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR"
                          THE ELECTION OF THE NOMINEE.

                        DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

    The members of 3DO's Board of Directors and certain information about them (including terms of service) are set forth below:

                                                                                                DIRECTOR
DIRECTOR                          AGE     COMPANY POSITIONS                                       SINCE
-----------------------------     ---     ----------------------------------------------------  ---------
W. M. (Trip) Hawkins III              45  Chairman of the Board and Chief Executive Officer          1991
William A. Hall (1) (2)               67  Director                                                   1997
H. William Jesse, Jr. (2)             47  Director                                                   1997
Hugh C. Martin (1)                    45  Director                                                   1996

------------------------

(1) Member of Compensation Committee.

(2) Member of Audit Committee.

    Information concerning Mr. Hall can be found under the caption "Proposal
One: Election of Director."

    TRIP HAWKINS, the founder of 3DO, has been Chairman of the Board and Chief Executive Officer since September 1991. He also served as President of 3DO from September 1991 until October 1995, and he served as Secretary from September 1991 through February 1993. From August 1982 to December 1990, Mr. Hawkins served as president of Electronic Arts. He served as the chief executive officer of Electronic Arts from August 1982 until May 1991, and was chairman of its board of directors from August 1982 until July 1994. Prior to founding Electronic Arts, Mr. Hawkins was a director of marketing at Apple Computer, Inc. Mr. Hawkins' term as a director expires at the 2001 Annual Meeting of Stockholders.

    H. WILLIAM JESSE, JR. has been a director of 3DO since September 1997. He is Chairman of Jesse.Hansen&Co, strategic and financial advisors to high-growth consumer companies. He founded the firm in 1986 and served as its President and CEO through March of 1998. He also serves as Chairman and CEO of Vineyard Properties Corporation (since 1988) and as Chairman of Online Partners, Inc. (since 1999). Mr. Jesse has previously served as Chief Executive Officer of American Hawaii Cruises; Vice President of The Getz Corporation; Chief Executive Officer of the Delta Queen Steamboat Co. and Vice President of its parent, The Coca Cola Bottling Company of New York; and Vice President of Prudential Lines, Inc. and General Manager of its Mediterranean/Mideast Division. Mr. Jesse serves on the board of directors of The Wine Group, Inc., Stanislaus Food Products Company, Food.com; ExTerra Credit

Recovery; and Peet's Coffee & Tea, Inc. Mr. Jesse's term as a director expires at the 2000 Annual Meeting of Stockholders.

    HUGH C. MARTIN was appointed a director of 3DO in April 1996. Since January 1998, he has been Chief Executive Officer of Optical Networks, Incorporated, a telecommunications network equipment company. Until his resignation from 3DO in June 1997, he served as our President from October 1995; Chief Operating Officer from January 1993 until October 1995; and Senior Vice President, Engineering and Operations from May 1992 until January 1993. From March 1988 to April 1992, he served as a director and then a senior director of Apple Computer, Inc. Previously, Mr. Martin co-founded and served as the Vice President and Chief Development Officer of Ridge Computers, where he co-designed one of the industry's first commercial RISC processors. Mr. Martin's term as a director expires at the 2001 Annual Meeting of Stockholders.

BOARD MEETINGS AND COMMITTEES

    Standing committees of the Board are the Audit Committee and the Compensation Committee. The Board of Directors has no nominating committee or any other committee performing a similar function. Directors Hall and Martin are currently the members of the Compensation Committee, which makes recommendations concerning salaries and incentive compensation for employees of 3DO. Directors Hall and Jesse are currently the members of the Audit Committee, which reviews the results and scope of the audit and other services provided by 3DO's independent auditors.

    During 3DO's 1999 fiscal year, the Board of Directors met four (4) times and took action by written consent three (3) times; the Compensation Committee met two (2) times and took action by written consent eight (8) times; and the Audit Committee met once. In fiscal year 1999, no Director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors (held during the period for which he has been a Director) and of the committees of the Board on which he served (held during the period that he served).

COMPENSATION OF DIRECTORS

    Directors receive no fees for services provided in that capacity but are reimbursed for out-of-pocket expenses in connection with attendance at Board of Directors' meetings.

    Pursuant to the terms of the 1995 Director Option Plan, each non-employee director is automatically granted an option to purchase 100,000 shares of 3DO Common Stock upon his or her election as a director.

EXECUTIVE OFFICERS

    The executive officers of 3DO and certain information about them as of June 30, 1999, are listed below:

NAME                        AGE     POSITIONS
-----------------------     ---     ---------------------------------------------------------

Trip Hawkins                    45  Chairman of the Board and Chief Executive Officer
James Alan Cook                 50  Executive Vice President, General Counsel and Secretary
Stephen E. Fowler               40  Senior Vice President, Sales & Operations
Richard J. Hicks III            38  Senior Vice President, Product Development
John W. Adams                   37  Chief Financial Officer
Carrie Holder                   37  Vice President & General Manager, New Business
Robert Gayman                   38  Vice President, Sales

    TRIP HAWKINS' background is summarized in "Directors" above.

    JAMES ALAN COOK became Executive Vice President, General Counsel and Secretary of 3DO in April 1996. He had been Senior Vice President, General Counsel and Secretary since July 1994, and from January 1993 until July 1994, he served as Vice President, General Counsel and Secretary of 3DO. From January 1990 until January 1993, he was a partner in the law firm of Cook and Lefevre. From June 1985 to December 1989, he was a sole practitioner operating as the Law Offices of James Alan Cook.

    STEPHEN E. FOWLER was appointed as 3DO's Senior Vice President, Sales & Operations in April 1998. Previously, he served as Senior Vice President, Operations from May 1997; Vice President, Operations from October 1995; Vice President, Developer & Customer Services from June 1994; and Senior Director, Developer Services from January 1993. From September 1990 to January 1993 he served as Vice President, Technical Services at Gupta Corporation (now called Centura Software Corporation), a software tools company. From April 1984 to August 1990, he served in various senior management positions including Director, Worldwide Services at Application Development Systems.

    RICHARD J. HICKS III joined 3DO as Vice President, Product Development in October 1997 and was promoted to Senior Vice President, Product Development in November 1998. He was co-founder of New Wave Entertainment, Inc., an interactive entertainment software company, and served as its Vice President, Software Development from July 1995 to August 1997. He was Vice President, Software of ShaBLAMM Computer, Inc., a computer hardware company, from February 1994 to July 1995. From May 1998 to January 1994, he held several software development positions at Electronic Arts.

    JOHN W. ADAMS became the 3DO's Chief Financial Officer in March 1998. He served as Vice President, Planning & Analysis and Director of Operations at International Thomson Publishing from April 1996 to March 1998. Mr. Adams served as Senior Manager, Financial Planning from February 1993 to April 1996 at The Walt Disney Company and was Manager, Business Planning at The Gap Incorporated from March 1992 to February 1993. Mr. Adams also held various planning positions at the Pepsi-Cola Company from February 1986 to March 1992.

    CARRIE HOLDER became Vice President, New Business in March 1999. Previously, she served as Vice President, Sales from April 1998; Director, OEM & Licensing from February 1997; Manager, Software Business Development from December 1995; Strategic Software Licensing Manager from January 1995; and Account Executive from July 1993. Prior to joining 3DO, Ms. Holder was employed by Apple Computer, Inc.

    ROBERT GAYMAN joined 3DO as Vice President, Sales in March 1999. From October 1996 to March 1999, he was Western Regional Sales Manager for Sony Computer Entertainment America, and from January 1993 to October 1996, he was National Sales Manager for Sun Gro Consumer Products. He has also held sales positions at Mediagenic, Spalding Sports Worldwide, and RJR Nabisco, Brands.

CERTAIN TRANSACTIONS AND REPORTS

    3DO's Restated Certificate of Incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

    3DO's Bylaws provide that 3DO shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. 3DO has also entered into indemnification agreements with its officers and directors containing provisions that may require 3DO, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct or a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

    The members of the Board of Directors, the executive officers of 3DO and persons who hold more than ten percent (10%) of 3DO's outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities and Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of 3DO's Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports that 3DO received from such persons for their transactions in the Common Stock and their Common Stock holdings for the fiscal year ending March 31, 1999, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 1998 fiscal year, 3DO believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its executive officers, Board members and greater than ten percent (10%) stockholders.

                             EXECUTIVE COMPENSATION

COMPENSATION TABLES

    SUMMARY COMPENSATION TABLE. The following table sets forth the compensation paid by 3DO to the Chief Executive Officer and the four most highly compensated executive officers of 3DO other than the Chief Executive Officer (collectively the "Named Officers") during the last fiscal year.

                                                                             ANNUAL          LONG-TERM
                                                                          COMPENSATION      COMPENSATION
                                                              FISCAL   ------------------   OPTIONS/SARS       ALL OTHER
NAME AND PRINCIPAL POSITION                                    YEAR     SALARY    BONUS          #          COMPENSATION (1)
------------------------------------------------------------  ------   --------  --------  --------------   ----------------
Trip Hawkins................................................   1999    $295,792    -0-         440,000          $   840
  Chairman and Chief                                           1998    $295,792    -0-       1,760,000(2)       $   660
  Executive Officer                                            1997    $295,000  $ 35,128    2,620,000(3)       $   660

James Alan Cook.............................................   1999    $289,954    -0-          40,000          $   840
  Executive Vice President,                                    1998    $275,504  $100,000      704,000(4)       $   660
  General Counsel, and Secretary                               1997    $243,552  $ 20,408      738,000(5)       $   660

Stephen E. Fowler...........................................   1999    $212,023    -0-          60,000          $ 9,085(6)
  Senior Vice President,                                       1998    $199,473    -0-         307,000(7)       $ 3,265(8)
  Sales & Operations                                           1997    $167,722  $  9,974      234,000(9)       $   220

Richard J. Hicks III........................................   1999    $180,262    -0-         120,000          $10,498(10)
  Senior Vice President,                                       1998    $ 75,810    -0-         185,000          -0-
  Product Development

John Adams..................................................   1999    $154,929    -0-          30,000          $   538
  Chief Financial Officer                                      1998    $  8,654    -0-         150,000          -0-

------------------------

 (1) The amounts include premiums paid by 3DO for group term life insurance.

 (2) Includes 1,560,000 options granted in previous fiscal years that in fiscal 1998 were exchanged for new options at $3.25 per share after Mr. Hawkins agreed to certain adjustments to the option vesting schedules.

 (3) Includes 500,000 options that were originally granted in fiscal 1994, 10,000 options that were originally granted in fiscal 1995 at $11.00 per share, and 50,000 options that were originally granted in fiscal 1996 at $11.875 per share that in fiscal 1997 were twice exchanged for new options, first at $8.25 per share and later at $5.50 per share, after Mr. Hawkins agreed to certain adjustments to the option vesting schedules.

 (4) Includes 594,000 options granted in previous fiscal years that in fiscal 1998 were exchanged for new options at $3.25 per share after Mr. Cook agreed to certain adjustments to the option vesting schedules.

 (5) Includes 4,000 options granted in fiscal 1995 at $9.875 per share, 12,000 options granted in fiscal 1995 at $10.75 per share, 10,000 options granted in fiscal 1995 at $11.00 per share, 28,000 options granted in fiscal 1996 at $11.875 per share, and 40,000 options granted in fiscal 1996 at $11.50 per share that in fiscal 1997 were twice exchanged for new options, first at $8.25 per share and later at $5.50 per share, after Mr. Cook agreed to certain adjustments to the option vesting schedules. Also includes 150,000 options granted in fiscal 1997 at $8.25 per share that were exchanged for new options at $5.50 per share, after Mr. Cook agreed to certain adjustments to the option vesting schedule.

 (6) Includes a gain of $8,245 realized upon the sale of shares acquired through the Employee Stock Purchase Plan.

 (7) Includes 150,000 options granted in previous fiscal years that in fiscal 1998 were exchanged for new options at $3.25 per share after Mr. Fowler agreed to certain adjustments to the option vesting schedules.

 (8) Includes a gain of $2,739 realized upon the sale of shares acquired through the Employee Stock Purchase Plan.

 (9) Includes 194,000 options granted in previous fiscal years that in fiscal 1998 were exchanged for new options at $3.25 per share after Mr. Fowler agreed to certain adjustments to the option vesting schedules.

 (10) Includes a gain of $9,893 realized upon the sale of shares acquired through the Employee Stock Purchase Plan.

    OPTION GRANTS IN LAST FISCAL YEAR. The following table sets forth certain information concerning grants of stock options to each of the Named Officers during the fiscal year ended March 31, 1999. The table also sets forth hypothetical gains or "opinion spreads" for the options at the end of their respective ten-year terms. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. Actual gains, if any, on option exercises are dependent on the future performance of 3DO's Common Stock and overall market conditions.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                      POTENTIAL REALIZABLE
                                                                                                        VALUE AT ASSUMED
                                                          % OF TOTAL                                     ANNUAL RATE OF
                                                            OPTIONS                                       STOCK PRICE
                                                          GRANTED TO                                      APPRECIATION
                                                           EMPLOYEES    EXERCISE                      FOR OPTIONS TERM (2)
                                    DATE       OPTIONS     IN FISCAL      PRICE     EXPIRATION   ------------------------------
NAME                               GRANTED   GRANTED (1)     YEAR       PER SHARE      DATE           5%              10%
--------------------------------  ---------  -----------  -----------  -----------  -----------  -------------  ---------------
John Adams......................    7/28/98      10,000       0.2030    $  3.3750      7/28/08   $   21,225.19  $     53,788.81
                                    2/18/99      20,000       0.4060    $  3.8437      2/18/09   $   48,345.65  $    122,517.36
                                             -----------  -----------                            -------------  ---------------
  Total.........................                 30,000       0.6090                             $   69,570.84  $    176,306.17

James Alan Cook.................    7/28/98      20,000       0.4060    $  3.3750      7/28/08   $   42,450.39  $    107,577.62
                                    2/18/99      20,000       0.4060    $  3.8437      2/18/09   $   48,345.65  $    122,517.36
                                             -----------  -----------                            -------------  ---------------
  Total.........................                 40,000       0.8120                             $   90,796.04  $    230,094.98

Stephen E. Fowler...............    7/28/98      10,000       0.2030    $  3.3750      7/28/08   $   21,225.19  $     53,788.81
                                    2/18/99      50,000       1.0150    $  3.8437      2/18/09   $  120,864.11  $    306,293.39
                                             -----------  -----------                            -------------  ---------------
  Total.........................                 60,000       1.2180                             $  142,089.30  $    360,082.20

Trip Hawkins....................    7/28/98     240,000       4.8719    $  3.3750      7/28/08   $  509,404.65  $  1,290,931.39
                                    2/18/99     200,000       4.0599    $  3.8437      2/18/09   $  483,456.45  $  1,225,173.58
                                             -----------  -----------                            -------------  ---------------
  Total.........................                440,000       8.9317                             $  992,861.10  $  2,516,104.97

Richard J. Hicks III............    7/28/98      20,000       0.4060    $  3.3750      7/28/08   $   42,450.39  $    107,577.62
                                    11/5/98     100,000       2.0299    $  3.0312     11/05/08   $  190,630.54  $    483,095.21
                                             -----------  -----------                            -------------  ---------------
  Total.........................                120,000       2.4359                             $  233,080.93  $    590,672.83

------------------------

(1) The options referenced in the foregoing table are intended to be incentive stock options to the extent permitted by applicable law. 3DO's 1993 Incentive Stock Plan (the "Incentive Plan") also provides for the grant of non-qualified stock options. Incentive stock options may be granted under the Incentive Plan at an exercise price no less than market value on the date of grant. For so long as 3DO's Common Stock is listed on the Nasdaq National Market, the fair market value is the closing sale price for the Common Stock. Non-qualified options may be granted at an exercise price of no less than 85% of market value on the date of grant. Options generally become exercisable as to 20% of the shares subject to the option one year after commencement of employment, and as to the remainder in equal monthly installments (accrued on a monthly basis) over the succeeding 48 months. In addition, options accelerate in full and become immediately exercisable upon a merger, unless such options are assumed or replaced by equivalent options by the successor corporation. Options generally terminate on the earlier of three months after termination of the optionee's employment by or services to 3DO, or ten years after grant.

(2) The 5% and 10% assumed annualized rates of compound stock price appreciation are based on the exercise prices shown in the table, are mandated by the rules of the Securities and Exchange Commission and do not represent 3DO's estimate or a projection by 3DO of future Common Stock prices.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                      NUMBER OF                VALUE OF UNEXERCISED
                                                                 UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS
                                                                  AT MARCH 31, 1999             AT MARCH 31, 1999
                                  ACQUIRED          VALUE     -------------------------  --------------------------------
NAME                             ON EXERCISE      REALIZED    EXERCISABLE UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
----------------------------  -----------------  -----------  ----------  -------------  ---------------  ---------------
Adams, John.................              0       $    0.00       30,000       150,000   $     96,561.00  $    435,931.00

Cook, James Alan............              0       $    0.00      426,835       417,165   $  1,031,789.81  $    902,168.97

Fowler, Stephen E...........              0       $    0.00      145,166       236,834   $    357,183.67  $    499,424.71

Hawkins, Trip...............              0       $    0.00    1,062,166     1,137,834   $  2,276,356.19  $  2,406,043.79

Richard J. Hicks, III.......              0       $    0.00       51,167       253,833   $     98,109.17  $    532,982.32

    Total...................              0       $    0.00    2,603,137     4,867,963   $  3,859,999.84  $  4,776,550.79

                         COMPENSATION COMMITTEE REPORT

    THE FOLLOWING REPORT IS PROVIDED TO STOCKHOLDERS BY THE MEMBERS OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS.

GENERAL

    Since 3DO's initial public offering in May 1993, the Compensation Committee of the Board of Directors has administered 3DO's management compensation policies and plans. We are a standing committee comprised of non-employee Directors. We recommend to the full Board an annual base salary for each officer, including the Chief Executive Officer ("CEO"), and the criteria under which cash incentive bonuses, if any, may be paid. We also have the authority to grant options under 3DO's 1993 Incentive Stock Plan, and make recommendations to the full Board for administration of this and other equity incentive plans.

    We believe that the compensation of 3DO's executive officers should be significantly influenced by 3DO's performance and that a substantial portion of executives' incentives should come from equity. We also understand the need for changing compensation strategies in a rapidly evolving and highly competitive industry. In addition, in the last fiscal year 3DO's stock price has varied significantly despite what we believe to be a positive overall performance by 3DO's executive staff. 3DO achieved significant gains in the last fiscal year, including increasing software publishing revenues 409% over fiscal 1998; releasing 14 new products compared to three new releases in fiscal 1998; and having three different titles in the top ten lists of games sold, one each on the Sony PlayStation, Nintendo 64, and personal computer platforms. Thus, at a time when executive performance has been excellent, and 3DO has accomplished key milestones, the incentive value of the executives' equity compensation remained flat.

COMPENSATION VEHICLES

    In fiscal 1999, 3DO's cash- and equity-based compensation program focused on attracting and retaining key employees to work in a rapidly developing public company. Consistent with this long-term orientation and in an effort to align compensation incentives with stockholder goals, 3DO's compensation packages have included salaries competitive with comparable positions in the technology industry and significant stock option grants.

    CASH COMPENSATION. Before making compensation recommendations to the Board with respect to new officers during the past fiscal year, we reviewed base salaries proposed by the CEO, and evaluated each new officer's experience and proposed responsibilities and the salaries of similarly situated executives, including a comparison to base salaries for comparable positions at other companies. In determining its recommendations for adjustments to officers' base salaries for fiscal 2000, we focused primarily on each officer's contributions towards 3DO's success in moving toward its long-term goals during fiscal 1999, the accomplishment of goals set by the officer and approved by the Board for the year, and our assessment of the quality of services rendered by the officer. We recognized the achievement of a number of goals by 3DO in fiscal 1999, including a four-fold increase in software publishing revenues; a significant increase in the release of new products; the development of several popular game brands that can be extended across multiple platforms; the creation of an extensive portfolio of versatile technologies for quick and cost-effective software development; and an award-winning advertising campaign. Our recommendation for the CEO's salary in fiscal 1999 was based primarily on compensation for CEOs of comparable companies. In recommending the CEO's fiscal 1999 base salary, we used the same criteria applied to other officers. Either the Board or the Compensation Committee may award cash bonuses for exceptional contributions to 3DO's success. No cash bonuses were awarded in fiscal 1999.

    STOCK OPTION PROGRAM. 3DO grants options as an incentive to employees, including all executive officers, who are expected to contribute materially to 3DO's future success. We believe stock options encourage the achievement of superior results over time and align employee and stockholder interests. The option program incorporates five-year vesting periods to encourage 3DO's executives to continue in 3DO's employ. In fiscal 1999, 3DO continued its policy of granting stock options to most employees, and in certain instances granted additional stock options to employees, including 3DO's executive officers, who had made exceptional contributions to 3DO's development. See "Option Grants in Last Fiscal Year," above.

    We recommend initial stock option grants for all officers in connection with commencement of each officer's employment. These stock option grants are based primarily on the scope of the officer's responsibilities at 3DO, the cash compensation which the officer had received in his/her prior employment and the cash compensation proposed to be paid by 3DO. With our approval, additional options are granted in some cases in light of the individual's achievement of specific goals set jointly by the officer and the CEO, and the individual's level of vested and unvested options.

    IRS CODE SECTION 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility by public companies of certain executive compensation in excess of $1 million per executive per year, but excludes from the calculation of such $1 million limit certain elements of compensation, including performance-based compensation, provided that certain requirements are met. None of 3DO's executive officers' cash compensation approached the $1 million limit in fiscal year 1999. The principal non-cash compensation of 3DO's executives is through the grant of stock options. The provisions of Section 162(m) merit consideration, however, because, under certain circumstances, the difference between the fair market value and the exercise price of options granted in the present time period, measured at the time of exercise, could be included in the calculation under Section 162(m) of the executive officers' compensation in the time period in which the exercise occurs. This result can be avoided if the plans under which such options are granted comply with certain requirements at the time of grant, including administration by a committee consisting solely of two or more non-employee directors, and stockholder approval of the terms of the plan, including approval of an annual limit stated in the plan on the number of shares with respect to which options may be granted to any employee. 3DO's 1993 Incentive Stock Plan is designed and administered to meet such requirements.

SUMMARY

    We believe that 3DO's compensation policy as practiced to date by the Compensation Committee and the Board has been successful in attracting and retaining qualified employees and in tying compensation directly to corporate performance relative to corporate goals. 3DO's compensation policy will evolve over time as 3DO attempts to achieve the many short-term goals it faces while maintaining its focus on building long-term stockholder value through growth of its software publishing business.

                                          Respectfully submitted,

                                          William A. Hall
                                          Hugh C. Martin

CORPORATE PERFORMANCE GRAPH

    The following graph shows a comparison of cumulative total stockholder return on 3DO's Common Stock from June 1994 through June 1999, for 3DO, the Nasdaq National Market Index and the Hambrecht & Quist Technology Index. The graph is presented pursuant to SEC rules. 3DO believes that while total stockholder return can be an important indicator of corporate performance, the stock prices of companies like 3DO are subject to a number of market-related factors other than company performance, such as competitive announcements, mergers and acquisitions in the industry, the general state of the economy, and the prices of technology stocks. 3DO's Compensation Committee considers many factors in determining compensation, including financial and strategic results and the other factors discussed in the Compensation Committee Report.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            THE 3DO COMPANY    NASDAQ STOCK MARKET-U.S. INDEX   H&Q TECHNOLOGY INDEX
6/30/94               $100.00                         $100.00                 $100.00
3/31/95                $85.25                         $116.69                 $141.81
3/31/96                $59.84                         $158.47                 $193.00
3/31/97                $17.21                         $176.15                 $224.32
3/31/98                $17.62                         $267.09                 $334.08
3/31/99                $35.04                         $359.46                 $467.40
6/30/99                $30.33                         $392.51                 $553.56

                                  PROPOSAL TWO
      APPROVAL OF AMENDMENT TO 3DO'S RESTATED CERTIFICATE OF INCORPORATION

    The Board of Directors has unanimously adopted a resolution seeking stockholder authorization of an amendment to 3DO's Restated Certificate of Incorporation which would increase the number of authorized shares of Common Stock from 50,000,000 to 125,000,000. Under the proposed amendment, Article 4.1 of 3DO's Restated Certificate of Incorporation would be amended to read as follows:

    4.1 AUTHORIZATION OF SHARES. The total number of shares of all classes of stock which the Company has authority to issue is One Hundred Thirty Million (130,000,000) shares, consisting of two classes: One Hundred Twenty-Five Million (125,000,000) shares of Common Stock, par value $0.01 per share, and Five Million (5,000,000) shares of Preferred Stock, par value $0.01 per share.

    3DO's public stock offering in July 1999, increased the outstanding Common Stock to 34,726,000 shares, leaving 15,274,000 shares of Common Stock available for general corporate purposes. The amendment is intended to ensure that there will be sufficient authorized but unissued shares available for potential acquisitions, financing requirements, employee benefit programs, stock dividends, stock splits, and other corporate purposes without the necessity of further stockholder action at any annual or special meeting. However, stockholder approval is required for certain stock option plans, for certain mergers and acquisitions, for certain related party transactions and in certain other circumstances. Although the Board of Directors presently has no intention of doing so, the additional shares of Common Stock could be issued to a holder that might vote against a proposed merger or sale of assets or other extraordinary corporate transaction. The additional shares of Common Stock, as well as the unissued shares of Preferred Stock, might thus be available for use to impede or discourage an attempted takeover of 3DO. The Common Stock does not have preemptive rights. The issuance of the shares other than to existing stockholders on a pro rata basis could have the effect of reducing an existing stockholder's proportionate interests. Except to the extent that 3DO is currently obligated to issue shares of Common Stock upon the exercise of outstanding stock options and the Employee Stock Purchase Plan, 3DO has no present plans, agreements, commitments, or understandings regarding the issuance of any additional shares of capital stock.

    If adopted, the amendment will become effective upon filing with the Delaware Secretary of State as required by the General Corporation Law of Delaware. We anticipate that this will occur promptly following the date of the Annual Meeting.

VOTE REQUIRED

    Approval of Proposal Two will be determined by an affirmative vote of a majority of the shares of Common Stock outstanding on the Record Date. Abstentions and broker non-votes will have the same effect as votes against the Proposal.

            THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
                  VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO
                       THE CERTIFICATE OF INCORPORATION.

                                 PROPOSAL THREE
              APPROVAL OF AMENDMENTS TO 1993 INCENTIVE STOCK PLAN

    We are asking the stockholders to approve an increase in the number of shares reserved for issuance under the Incentive Plan as set forth below. Through January 1999, the Board of Directors had authorized, and the stockholders had approved, the reservation of 20,097,519 shares of Common Stock for issuance under the Incentive Plan, including shares added to the Incentive Plan in January 1999, according to the Incentive Plan's "evergreen" provision, as discussed below. In order to have sufficient shares for issuance for the July 1999 public stock offering, the Board of Directors approved the use of 7,900,000 shares that previously had been approved and reserved by the stockholders for issuance under the 1993 Incentive Stock Plan. In order to replenish the shares reserved for the Plan and in recognition of 3DO's need to attract and retain qualified employees in a highly competitive environment, in August 1999 the Board of Directors increased the number of shares of Common Stock reserved for the Plan by an additional aggregate of 7,900,000 shares.

    The essential features of the Incentive Plan, as amended to date, are as follows:

    GENERAL. The Incentive Plan provides for the granting to employees of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), and for the granting of nonstatutory stock options to employees and consultants of 3DO. At June 30, 1999, 3,442,575 shares had been issued upon exercise of options granted under the Incentive Plan, 1,072,000 shares had been issued as stock purchase rights, options to purchase 11,239,151 shares were outstanding under the Incentive Plan, and 5,437,970 shares remained available for future grant under the Incentive Plan. The Incentive Plan will terminate by its own terms in 2003.

    ADMINISTRATION; ELIGIBILITY. The Board may appoint a committee of the Board to administer the Incentive Plan, and any references to the Board in this description of the Incentive Plan shall include that committee. The Incentive Plan is currently administered by the Compensation Committee of the Board of Directors, which selects the participants and determines the terms of options, including the exercise price, number of shares and exercisability of each option. Employees of, and consultants to, 3DO and its subsidiaries are eligible to participate in the Incentive Plan. As of June 30, 1999, approximately 388 persons were eligible to participate in the Incentive Plan.

    EXERCISABILITY. The Board determines at the time of grant the exercisability of options. The current form of option agreement under the Incentive Plan provides that options are not exercisable except to the extent vested. Options granted to employees typically vest in monthly increments over a five-year period, with deferred but accumulated vesting during the first year of employment. The maximum term of options granted under the Incentive Plan is ten years.

    EXERCISE PRICE. The Incentive Plan requires that the exercise price of incentive stock options must be at least equal to the fair market value of the shares on the date of grant, and the exercise price of nonqualified stock options must be at least 85% of the fair market value of the shares on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting rights of 3DO's outstanding capital stock, the exercise price of any option must be at least equal to 110% of fair market value on the date of grant. The purchase price is paid in the manner determined by the Board or its committee, and the form of consideration may vary for each option. Fair market value equals the closing price of 3DO's Common Stock as reported on the Nasdaq National Market on the date of grant. At July 22, 1999, the closing price of 3DO's Common Stock as reported on the Nasdaq National Market was $5.5625.

    PERFORMANCE-BASED COMPENSATION LIMITATIONS. No employee may be granted in any fiscal year of 3DO options and stock appreciation rights to acquire in the aggregate more than 500,000 shares of Common Stock. The foregoing limitation, which would adjust proportionately in connection with any change in 3DO's capitalization, is intended to satisfy the requirements applicable to options and SARs intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code. In the event that the Committee determines that the limitation is not required to qualify options and SARs as performance-based compensation, the Committee may modify or eliminate the limitation.

    TERMINATION OF EMPLOYMENT. If the participant's employment or consulting relationship terminates for any reason other than death or disability, the participant's options may be exercised no later than three months after the termination and only to the extent the option was exercisable on the date of termination.

To the extent that the optionee was not entitled to exercise the option at the date of termination, or if the optionee does not exercise the option within the specified time, the option terminates.

    DEATH OR DISABILITY. If a participant becomes permanently and totally disabled during continuous status as an employee or consultant, then the participant's option may be exercised within twelve months after the date of the disability to the extent the option was exercisable at the time of disability. If a participant dies during continuous status as an employee or consultant after the grant of an option, then the participant's option may be exercised at any time within twelve months following the date of death, but only to the extent the right to exercise had accrued at the date of death. The Board may vary each of the foregoing time periods.

    EFFECT OF CHANGE IN CONTROL. According to the terms of the Incentive Plan, in the event of certain mergers of 3DO with other entities, transfers of voting control of 3DO's capital stock or sales of all or substantially all of 3DO's assets, 3DO will request that the acquiring entity assume 3DO's rights and obligations under the Incentive Plan or provide similar options in substitution of those rights and obligations. If the acquiring entity chooses not to assume 3DO's rights and obligations or provide substitute options, then the Board must cause all outstanding options (together with shares purchased upon exercise thereof) to become fully vested prior to the event causing the acceleration and all unexercised options will terminate upon completion of the event.

    NONTRANSFERABILITY. An option is non-transferable by the participant other than by will or the laws of descent and distribution, and is exercisable during the participant's lifetime only by the participant, or, in the event of death of the participant, by a person who acquires the right to exercise the option by bequest or inheritance.

    AMENDMENT AND TERMINATION. The Board may amend the Incentive Plan from time to time or may terminate it without approval of the stockholders. However, the approval of the holders of a majority of 3DO's capital stock voted at a duly held stockholders meeting, or the approval of the holders of a majority of the outstanding shares of 3DO entitled to vote pursuant to a stockholders' written consent, is required for any amendment that increases the number of shares available under the Incentive Plan or materially changes the standards of eligibility. No such action by the Board of Directors or stockholders may alter or impair any options or stock previously granted under the Incentive Plan without the consent of the optionee. In any event, the Incentive Plan will terminate on February 28, 2003.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following is a brief summary of the federal income tax consequences of transactions under the Incentive Plan based on federal securities and income tax laws in effect on July 22, 1999. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant's death or provisions of the income tax laws of any municipality, state or foreign country in which an optionee may reside. Options granted under the Incentive Plan may be either incentive stock options ("ISOs"), as defined in Section 422 of the Code, or nonstatutory stock options ("NSOs").

    INCENTIVE STOCK OPTIONS. No taxable income is recognized by the optionee upon the grant or exercise of an ISO unless the optionee is subject to alternative minimum tax. Upon the sale or exchange of the shares issued on exercise of an ISO more than two years after grant of the option and one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, then generally the optionee will recognize ordinary income in the year of disposition in an amount equal to the lesser of the fair market value of the shares at exercise or the amount realized on such disposition over the exercise price of such shares. 3DO is entitled to a corresponding tax deduction. Any further gain or loss realized will be taxed as short-term or long-term capital gain or loss depending on the holding period of such shares. Different rules may apply in the case of an optionee who is also an executive officer, director or more than 10% stockholder.

    NONSTATUTORY STOCK OPTIONS.  Except as noted below, with respect to NSOs,
(i) no income is recognized by the optionee at the time the option is granted;
(ii) generally, at exercise, ordinary income is recognized by the optionee in an amount equal to the excess of the fair market value of the shares on the date of exercise and the option exercise price paid for the shares, and 3DO is entitled to a tax deduction in the same amount; and (iii) at disposition, any gain or loss is treated as capital gain or loss. In the case of an optionee who is also an employee, any income recognized upon exercise of a Nonstatutory Stock Option will constitute wages for which withholding will be required. However, different rules may apply if shares are purchased by an optionee who is also an executive officer, director or more than 10% stockholder.

    STOCK PURCHASE RIGHTS. The Incentive Plan permits 3DO to grant stock purchase rights to purchase Common Stock of 3DO either alone, in addition to, or in tandem with other awards under the Incentive Plan or cash awards made outside the Incentive Plan. Upon the granting of a stock purchase right under the Incentive Plan, the offeree will be advised in writing of the terms, conditions and restrictions related to the offer, including the number of shares of Common Stock that the offeree will be entitled to purchase, the price to be paid and the time within which the offeree must accept such offer (which will in no event exceed 30 days from the date upon which the administrator made the determination to grant the stock purchase right). The offer will be accepted by execution of a restricted stock purchase agreement between 3DO and the offeree.

    Unless the administrator of the Incentive Plan determines otherwise, the restricted stock purchase agreement will grant 3DO a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with 3DO for any reason (including death or permanent and total disability). The purchase price for shares repurchased pursuant to the restricted stock purchase agreement will be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to 3DO. The repurchase option will lapse at such rate as the administrator may determine. Upon exercise of a stock purchase right, the purchaser will have rights equivalent to those of a stockholder of 3DO.

    SPECIAL RULES APPLICABLE TO CORPORATE INSIDERS AND RESTRICTED STOCK PURCHASERS. Generally, individuals subject to Section 16(b) of the Exchange Act ("Insiders") and individuals who purchase restricted stock may have their recognition of compensation income and the beginning of their capital gains holding period deferred for up to six (6) months after option exercise (for Insiders), or until the restrictions lapse for restricted stock purchasers (the "Deferral Date"). The excess of the fair market value of the stock determined as of the Deferral Date over the purchase price will be taxed as ordinary income, and the tax holding period for any subsequent gain or loss will begin on the Deferral Date. However, an Insider or restricted stock purchaser who so elects under Code Section 83(b) on a timely basis may instead be taxed on the difference between the excess of the fair market value on the date of transfer over the purchase price, with the tax holding period beginning on such date. Similar rules apply for alternative minimum tax purposes with respect to the exercise of an ISO by an Insider.

INCENTIVE PLAN BENEFITS

    3DO cannot now determine the exact number of options or stock purchase rights to be granted in the future to the executive officers named under "Executive Compensation--Summary Compensation Table," all current executive officers as a group or all employees (including current officers who are not executive officers) as a group. See "Executive Officer Compensation--Option Grants in Last Fiscal Year and Aggregate Option Exercises in Last Fiscal Year" for the number of stock options granted to the executive officers named in the Summary Compensation Table in the fiscal year ended March 31, 1999. In the fiscal year ended March 31, 1999, options to purchase 960,000 shares of the Common Stock of 3DO were granted to all current executive officers as a group, options to purchase 30,000 shares of Common Stock of 3DO were granted to all current non-executive officers as a group, and options to purchase 3,766,250 shares of Common Stock of 3DO were granted to all employees (including current officers who are not executive officers). Options to purchase 440,000 shares of the Common Stock of 3DO were granted to Trip

Hawkins, who is a nominee for director and holds more than 5% of the options outstanding. Options to purchase 40,000 shares of the Common Stock of 3DO were granted to James Alan Cook, who holds more than 5% of the options outstanding. No options in the Incentive Plan were granted to current directors who are not executive officers of 3DO.

REQUIRED VOTE

    Approval of the amendment to the Incentive Plan requires the affirmative vote of the holders of a majority of the shares of 3DO's Common Stock represented and voting, in person or by proxy, at the Annual Meeting. Votes cast against the proposal are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Votes cast against the proposal are also counted for purposes of determining the total number of votes required to pass the proposal and whether such votes have been obtained.

    While there is no definitive statutory or case law in Delaware as to the proper treatment of abstentions in the counting of votes with respect to a proposal such as the approval of this amendment to the Incentive Plan, 3DO believes that abstentions should be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of shares present or represented and entitled to vote on the proposal. In the absence of controlling precedent to the contrary, 3DO intends to treat abstentions on this proposal in this manner. The Delaware Supreme Court has held that, while broker non-votes may be counted as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes may not be counted for purposes of determining the number of shares entitled to vote with respect to the particular proposal for which authorization to vote was withheld. Accordingly, broker non-votes with respect to this proposal will not be considered shares entitled to vote and, accordingly, will not be counted in determining whether this proposal passes.

            THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE INCENTIVE PLAN.

                                 PROPOSAL FOUR
                         CONFIRMATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

    The Board of Directors has selected KPMG LLP to audit the financial statements of 3DO for the year ending March 31, 2000, and recommends that the stockholders confirm the selection. In the event of a negative vote, the Board will reconsider its selection.

    KPMG LLP has audited 3DO's financial statements since its inception. Representatives of KPMG LLP are expected to be present at the meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

       THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR"
          THE CONFIRMATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

                                 OTHER MATTERS

    3DO knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                                   [3DO LOGO]

                                                                      4130-PS-99

3DO23B                           DETACH HERE

                                    PROXY

                               THE 3DO COMPANY

            PROXY FOR THE 1999 ANNUAL MEETING OF STOCKHOLDERS
                   SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder of The 3DO Company, a Delaware corporation (the "Company"), hereby appoints Trip Hawkins and James Alan Cook, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of the stock of the Company which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Company to be held on September 22, 1999, at 3:00 p.m., local time, at the Summerfield Suites Hotel, 400 Concourse Drive, Belmont, California (the "Meeting"), and at any adjournment thereof, and to vote all shares the undersigned would be entitled to vote if personally present at the Meeting on the matters listed on the reverse side.

Whether or not you plan to attend the Meeting in person, you are urged to sign and promptly mail this proxy in the enclosed return envelope so that your shares may be represented at the Meeting.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO
SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR THE NOMINEE AND FOR PROPOSALS 2 THROUGH 4. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the Meeting, or any adjournment thereof, to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                SIDE

VOTE BY TELEPHONE
-----------------
It's fast, convenient, and immediate!
Call Toll-Free on a Touch-Tone Phone
1-877-PRX-VOTE (1-877-779-8683).

--------------------------------------------------------------------------------
FOLLOW THESE FOUR EASY STEPS:

1.   READ THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AND PROXY CARD.

2. CALL THE TOLL-FREE NUMBER 1-877-PRX-VOTE (1-877-779-8683). FOR SHAREHOLDERS RESIDING OUTSIDE THE UNITED STATES CALL COLLECT ON A TOUCH-TONE PHONE 1-201-638-8073.

3. ENTER YOUR 14-DIGIT VOTER CONTROL NUMBER LOCATED ON YOUR PROXY CARD ABOVE YOUR NAME.

4.   FOLLOW THE RECORDED INSTRUCTIONS.

--------------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE anytime!


VOTE BY INTERNET
----------------
It's fast, convenient, and your vote is immediately confirmed and posted.

--------------------------------------------------------------------------------
FOLLOW THESE FOUR EASY STEPS:

1.   READ THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AND PROXY CARD.

2.   GO TO THE WEBSITE
     http://www.eproxyvote.com/thdo

3. ENTER YOUR 14-DIGIT VOTER CONTROL NUMBER LOCATED ON YOUR PROXY CARD ABOVE YOUR NAME.

4.   FOLLOW THE INSTRUCTIONS PROVIDED.

--------------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT!
Go to http://www.eproxyvote.com/thdo anytime!

   DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET

    [4130 - THE 3DO COMPANY] [FILE NAME:3DO23A.ELX][VERSION - 1][08/10/99]

                                   DETACH HERE

3DO23A

[X]  PLEASE MARK VOTES AS
     IN THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEE AND FOR PROPOSALS 2 THROUGH 4.

1.   To reelect one director for a term of three years.

     Nominee:  William A. Hall

               [ ] FOR THE NOMINEE   [ ] WITHHELD FROM THE NOMINEE

                                                    MARK HERE FOR ADDRESS  [ ]
                                                    CHANGE AND NOTE BELOW

2. To approve an amendment to 3DO's Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 50,000,000 to 125,000,000 in order to accommodate future general corporate purposes including potential acquisitions and financings.

               FOR            AGAINST        ABSTAIN
               [ ]              [ ]            [ ]

3. To approve an increase in the number of shares of Common Stock reserved for issuance under the 1993 Incentive Stock Plan by 7,900,000 shares in order to replenish shares previously approved by stockholders for issuance under the plan that were reallocated and issued in conjunction with 3DO's public stock offering in July 1999.

               FOR            AGAINST        ABSTAIN
               [ ]              [ ]            [ ]

4. To ratify the appointment of KPMG LLP as independent auditors for the fiscal year ending March 31, 2000.

               FOR            AGAINST        ABSTAIN
               [ ]              [ ]            [ ]

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

The undersigned hereby acknowledges receipt of (a) the Notice of 1999 Annual Meeting of Stockholders of the Company, (b) the accompanying Proxy Statement, and (c) the 1999 Annual Report of the Company.

Please sign exactly as your name appears on your stock certificate. If shares are held in the names of two or more persons (including husband and wife, as joint tenants or otherwise), all persons must sign. If shares are held by a corporation, the proxy should be signed by the President or Vice President and the Secretary or Assistant Secretary. Fiduciaries who execute the proxy should give their full title.

Signature: ____________________________________  Date: ________________________

Signature: ____________________________________  Date: ________________________